EXHIBIT 23.1



                              ACCOUNTANTS' CONSENT



The Board of Directors
Elcom International, Inc.



We consent to incorporation by reference in the registration statement (No. 333-94743) on From S-3 and the registration statements (Nos. 333-00362, 333-24809, 333-34193, 333-67927, 333-81795 and 333- 54852) on Form S-8 of Elcom
International, Inc. of our reports dated February 9, 2001 relating to the consolidated balance sheets of Elcom International, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and all related schedules, which reports appear in the December 31, 2000 annual report on Form 10-K of Elcom International, Inc.

/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts
March 28, 2001